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                                                                     Exhibit 1.1

                               PLACEMENT AGREEMENT
                               -------------------

                                                                January __, 1998


Joseph Charles and Associates, Inc.
2500 North Military Trail
Suite 300
Boca Raton, FL 33431

Dear Sir:

         William J. Berk (the "Selling Shareholder") residing at 9258 Vista Del Lago (21A), Boca Raton, Florida 33428, proposes to sell an aggregate of 762,524 shares (the "Shares") of Common Stock (the "Common Stock") ($0.50 par value) of Transmation, Inc. (with its subsidiaries, the "Company"), an Ohio corporation with offices at 10 Vantage Point Drive, Rochester, New York 14624. The Selling Shareholder confirms as follows his respective agreements with you.

         1. Registration Statement and Prospectus: The Company has prepared and filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively called the "Act") a registration statement on Form S-3 (File No. 333- 42345), relating to the Shares. As used in this Agreement, the term "Registration Statement" means such registration statement including exhibits and financial statements and schedules and the documents specified in the Prospectus under the caption "Incorporation of Certain Documents By Reference", as amended, when it becomes effective, and the term "Prospectus" means the prospectus filed on behalf by the Company with the Commission pursuant to Rule 424(b) under the Act.

         2. Agreements to Sell: Subject to all the terms and conditions of this agreement, you agree to purchase the Shares from the Selling Shareholder, or use your best efforts to place the Shares on behalf of the Selling Shareholder, from time to time within ten days from the date hereof, at a purchase price of $_________ net to the Selling Shareholder per share. A confirmation slip or slips shall be issued by you evidencing each transaction.

         3. Delivery and Payment: Delivery of and payment for the Shares shall be made on the settlement date as specified in confirmation slips issued by you or Bear Stearns & Company, or your clearing broker in the regular way. The settlement date so specified (hereinafter the "Closing" or the "Closing Date") shall be no later than three (3) days following the transaction date specified on any confirmation slip issued by you for the sale of any of the Shares.

         Delivery of certificates for the Shares in negotiable form shall be made into an account established in my name with Bear Stearns & Company (courtesy of you) at least two business days prior to the entry of any order for the purchase by you or the placement by you of the Shares. Payment of the purchase price therefor by wire transfer of immediately available funds to an account designated by Selling Shareholder shall be made on the Closing Date or such later date as the certificates are delivered to you in deliverable form.


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         4. Representations and Warranties of the Selling Shareholder: The
Selling Shareholder represents and warrants to you that:

         (a) The Selling Shareholder now is, and at the time of delivery will be, the lawful owner of the number of Shares to be sold by such Selling Shareholder and at the time of delivery thereof will have valid and marketable title to such Shares, free and clear of any claim, lien, encumbrance, security interest, community property right, restriction on transfer or other defect in title and now and at the time of delivery of such Shares will have, full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver such Shares in the manner provided in this Agreement.

         (b) When the Registration Statement becomes effective and at all times subsequent thereto through the Closing Date, such parts of the Registration Statement and Prospectus, and any supplements or amendments thereto and the documents incorporated by reference therein, as they relate to the Selling Shareholder and are based on information furnished in writing to the Company by or on behalf of the Selling Shareholder expressly for use in the Registration Statement, the Prospectus, any preliminary prospectus or any such supplement or amendment will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in each case in light of the circumstances under which they were made.

         (c) Such Selling Shareholder will cooperate, to the extent required, in connection with the registration or qualification of the Shares under the securities or Blue Sky laws of such jurisdictions as may be designated by you.

         (d) The Selling Shareholder has not taken and will not take, directly or indirectly, any action designed to, or which has constituted or which might reasonably be expected to cause or result in, stabilization or manipulation of the price of the Common Stock.

         (e) The Selling Shareholder has his own counselors and advisors upon whom he has relied; he has not relied on you in determining to sell the Shares. The Selling Shareholder is aware of the fact that you may recommend to your clients or others that they purchase the Shares, and that such investment may prove to be profitable to your clientele.

         5. You hereby agree to indemnify and hold harmless the Selling Shareholder to the same extent as the indemnity from the Company to you and the Selling Shareholder contained in the first and second paragraphs of Section 4 of the letter to you from the Company dated the date of this letter, but only with respect to information relating to you furnished in writing by you expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Selling Shareholder in respect of which indemnity may be sought against you, you shall have the rights and duties given to the Company in such letter.

         The Selling Shareholder hereby agrees to indemnify and hold harmless the Company, its directors and officers (who shall be deemed third-party beneficiaries hereof), you, and each person, if any, who controls the Company or you within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act, to the same extent as the indemnity from the Company to you and the Selling Shareholder contained in the first paragraph of paragraph 4 of

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a letter to you from the Company dated the date of this letter, but only with respect to information relating to such Selling Shareholder furnished in writing by or on behalf of the Selling Shareholder expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company, its directors or officers, you, or any such controlling person, in respect of which indemnity may be sought against the Selling Shareholder, the Selling Shareholder shall have the rights and duties given to the Company, and the Company or its directors or officers or you or such controlling person shall have the rights and duties given to you, by the second paragraph of Section 4 of the foregoing letter dated the date of this Agreement.

          The indemnity agreements contained in this Section 5 and the representations and warranties of the Selling Shareholder contained in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of you, by or on behalf of any person controlling you, or by or on behalf of the Company, its directors and officers or any person controlling the Company, (b) acceptance of any of the Shares and payment therefor or (c) any termination of this Agreement.

         6. Conditions of Your Obligations. Your obligations hereunder are subject to the following conditions:

         (a) The Registration Statement shall have become effective.

         (b) No stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending or contemplated by the Commission.

         (c) The representations and warranties of the Selling Shareholder in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date; and the Selling Shareholder shall have complied with all agreements and satisfied all conditions on his part to be performed or satisfied at or prior to the Closing Date.

         (d) Subsequent to the effective date of the Registration Statement through the Closing Date, there shall not have occurred any change, or any development involving a prospective change, in or affecting particularly the business or financial affairs of the Company which would materially and adversely affect the market for the Shares.

         (e) Berk shall furnish you such further certificates and documents as you shall have reasonably requested.

         7. Representations of Joseph Charles & Associates, Inc.: You represent and warrant to the Selling Shareholder that:

         (a) This letter is duly authorized by you and is a legal, valid and binding agreement enforceable against you in accordance with its terms, except as the enforceability of the indemnification provisions hereof may be limited under applicable Federal or state securities laws.


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         (b) You are a corporation legally incorporated and validly existing in good standing under the laws of the State in which you are incorporated. You have full corporate power and authority to deliver this letter.

         (c) You are not in violation of your charter or by-laws; the execution and delivery of this Agreement, the performance of the terms herein and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of, or a default under your charter or by-laws, or, to your knowledge, any agreement, indenture, mortgage, deed of trust or other agreement or instrument to which you are a party or by which you are bound, or, to your knowledge, any law, administrative regulation or order of any court or governmental agency or authority applicable to you.

         8. Effective Date of Agreement: This Agreement shall become effective when signed by all the parties hereto.

         9. Miscellaneous: Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) to the Selling Shareholder c/o Michael V. Mitrione, Esq., Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 777 South Flagler Drive, Suite 500 East, West Palm Beach, Florida 33401-6194, (b) to the Company at its offices or (c) to you at your address.

         This Agreement has been made solely for the benefit of you, the Selling Shareholder and the controlling persons, directors and officers referred to in
Section 5 hereof, and to the extent described, the Company and its directors and officers and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" as used in this Agreement shall not include a purchaser of Shares from you, or a purchaser from the Selling Shareholder in the event you act as agent for the Selling Shareholder.

         The section headings in the Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         This Agreement may be executed in any number of counterparts which, taken together, shall constitute but one and the same instrument.



-----------------------------------------
William J. Berk, Selling Shareholder

JOSEPH CHARLES AND ASSOCIATES, INC.


By:
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